EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2010

CONFERENCE CALL TRANSCRIPT

JULY 19, 2010 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds conference call to review the financial results for the first fiscal quarter ended on June 30, 2010.  At the request of the company, this conference is being recorded. Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer.  1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.  At this time I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I'd like to welcome everyone here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer I would like to remind everyone that the first portion of this conference call will be listen only until the question and answer session which will be later in the call.  Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties.

These statements are based on our beliefs, as well as assumptions we have used based upon current information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions.  Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements.  We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.  Now let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you Bruce, welcome everybody. Thank you for joining us. Today we will review the highlights of our financial results. We'll compare our first fiscal quarter ended on June 30, 2010 to last year’s quarter ended on June 30, 2009.

For the first fiscal quarter ended on June 30, 2010 our sales were $74.4 million compared to sales of $77.2 million for the same period the prior year, a decrease of 3.6%. The decrease was due to decreased new orders, offset by increased re-orders.

For the first fiscal quarter net income was $7.2 million, or $0.32 diluted per share, compared to $8.1 million, or $0.36 diluted per share for the same quarter last year, a decrease to earnings per share of 11%.  The decrease was due to lower sales, a decrease in gross profit margins as a result of more aggressive sales promotions and a one-time tax charge.

Exhibit 99.1 Page 1 of 9

Reorder sales increased by 7% to $57.6 million for the quarter compared to reorder sales of $54.0 million for the same quarter the prior year.  New order sales decreased by 28% to $16.8 million for the quarter compared to $23.2 million for the same quarter the prior year. The decrease was due to lower advertising spending and increases in customer acquisition cost.  We acquired approximately 220,000 new customers in our first fiscal quarter compared to 297,000 for the same period the prior year.  Our average order was approximately $82 for the quarter, compared to $84 for the same quarter the prior year. The decline was due to more aggressive sales promotions.

Our online sales increased by 1% to $52.3 million for the quarter compared to $51.8 million for the prior quarter, and approximately 70% of our sales were generated on our Website for the quarter compared to 67% for the same period the prior year.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off season.

For the first fiscal quarter our gross profit as a percent of sales was 36.6% compared to 38.0% for the same period a year ago. The percentage decrease can be attributed to more aggressive sales promotions and increased product costs.

Our general and administrative expenses as a percent of sales were 8.3% for the first fiscal quarter compared to 8.4% for the same quarter the prior year. The improvement shows leverage of the G&A.

We spent $8.8 million in advertising for the quarter compared to $9.9 million for the same quarter the prior year, a decrease of about 10%.  The decrease was due to lack of remnant TV advertising availability at affordable prices during the quarter. This resulted in an increase in the advertising cost of acquiring a customer $40 for the quarter compared to $33 for the same quarter the prior year.

Our working capital increased $6.0 million to $85.4 million since March 31, 2010. The increase can mainly be attributed to cash flow generated from operations.  We had $66.9 million in cash and cash equivalents, $10.0 million in short-term investments, $12.4 million in long-term auction rate securities investments, and $15.8 million in inventory with no debt as of June 30, 2010.  Net cash from operations for the quarter was $26.5 million, and capital expenditures for the quarter were approximately $130,000.  In accordance with our share repurchase program, we repurchased approximately 38,000 shares, paying approximately $670,000 during the quarter.

This ends the financial review. Operator we are ready to take questions. Wendy, we are ready to take questions.

Coordinator:

Thank you. At this time if you would like to ask a question please press star followed by 1 on your touchtone phone.  You will be prompted to record your name. To withdraw your request you may press star followed by 2. Once again that is star 1 to ask a question please.  Our first question today is from Mitch Bartlett from Craig-Hallum. Your line is now open.

Exhibit 99.1 Page 2 of 9

Mitch Bartlett:	Hi, thanks. Could you break down how you distributed your advertising against the different channels that you use?

Mendo Akdag:	No I'm not going to do that. We spend a little bit more online and print. But I'm not going to give you specific numbers.

Mitch Bartlett:	Is TV still the majority? I think you said that in the past.

Mendo Akdag:

Close to it, yes, yes. I mean keep in mind that historically our marketing approach has been multi-channel, TV, online and print. But TV has been the predominant advertising method.  And the channels complement each other, and it’s difficult to shift dollars in a cost-effective manner.

Mitch Bartlett:	Does that mean that there will be no change going forward or …?

Mendo Akdag:	It’s - it will cost us more. We were not as efficient as you can see from the numbers. We paid more per impression, and that’s the reason we got the results we got.

Mitch Bartlett:	No, I mean by your statement, are you going to stick with basically the same kind of percentages allocated?

Mendo Akdag:	The tests yes. The test that, - we have done some tests during the quarter, and they’re showing, indicating that we will likely stick to the same mix that we had in the past.

Mitch Bartlett:	Thank you very much.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Anthony Lebiedzinski from Sidoti. Your line is now open.

Anthony Lebiedzinski:

Good morning. The gross margin pressure that you saw in the quarter over here you had mentioned that it was promotions and product costs.  Can you give us a little bit of a flavor as to how much - was it driven by product cost increasing and how much was it you guys increasing discounting on products?

Mendo Akdag:	Probably my guess would be about 70/30. Seventy percent is due to more aggressive sales promotions and the 30% due to product cost increase.

Anthony Lebiedzinski:	Do you think this is the result of Bayer opening up their channel of distribution? Or is there other factors as well?

Mendo Akdag:

I think economy is playing a role. Consumers are giving greater consideration to price, stretching the use of the preventatives and switching to lower-priced brands. So I think the softer economy has been catching up with us.

Anthony Lebiedzinski:	And as far as your mix of products between prescription and non-prescription, has that materially changed?

Exhibit 99.1 Page 3 of 9

Mendo Akdag:	Prescription yes. We are selling more prescription and the prescription has been positive, over-the-counter has been negative growth.

Anthony Lebiedzinski:	Okay, all right so as far as the advertising strategy, do you expect that to largely remain the same? Or I mean what’s the plan here to try to get new order sales in the right direction?

Mendo Akdag:

The channels complement each other. So it’s difficult to just put the money in online and print. It’s just not as efficient. So we will likely stick to what we got, is what the data is showing. The, really data directs us.  And there opportunities on re-orders, we think we can get more sales from our existing customer database.

Anthony Lebiedzinski:	Okay thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Kristine Koerber with JMP Securities. Your line is now open.

Kristine Koerber:	Yes hi. Can you talk about any changes that you may be seeing in the competitive environment that’s impacting the reorder growth?

Mendo Akdag:

There are more players, on the over the counter meds. So it’s still kind of, the med competition is getting crowded. So it puts price pressures on us, but really the trend we are seeing are the consumers stretching the medication usage and switching to lower priced brands has impacted re-orders. Also reduction in the advertising might have negatively impacted re-orders.

Kristine Koerber:	So how are you going to go about stimulating reorder growth then?

Mendo Akdag:	More sales promotions, expanding our product offerings and guiding the consumer to the right products.

Kristine Koerber:

Okay and then in terms of, you know, the remnant space, what are you seeing as far as costs? You know, I know in the past you'd indicated that some of the general advertisers have been driving up costs because they buy up the remnant space.

Mendo Akdag:	It was tight during the quarter. I mean we paid more per impression. So we are anticipating that to continue until the fourth quarter.

Kristine Koerber:	How much more did you pay per impression?

Mendo Akdag:	Quite a bit, probably 15%, 20% range roughly, to give you a rough idea.

Kristine Koerber:	Okay great. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Michael Kupinski with Noble Financial. Your line is now open.

Exhibit 99.1 Page 4 of 9

Michael Kupinski:

Thank you. I know that most of my questions have been answered. But I was wondering there has been obviously some concern over a double-dip recession. And at least for now, it didn’t sound like there had been many advertising cancellations in cable networks and so forth.  And I was just wondering are you hearing that maybe the remnant space is kind of freeing up a little bit given concern over, you know, the prospect of a, you know, a recession or maybe a much slower growth?

Mendo Akdag:

It’s freed up a little bit the beginning of July. But we are anticipating that it will get crowded again this quarter.  General advertisers typically buy in advance 80% of their buyings, and roughly 20% they buy in the scatter market, historically. But the last year or so they've been buying 60% in advance and 40% in the scatter market.  And that’s why the remnant space is getting crowded. The stations are telling us that that’s going to change in the fourth quarter. And we'll see what happens.

Michael Kupinski:	And in terms of the accessories, were there any revenues that generated from the accessories that you kind of started I guess testing that in the last quarter, anything that you can share with us?

Mendo Akdag:	Nothing material. It was a little over $90,000 for the quarter.

Michael Kupinski:

And in terms of the margins on the accessories, are - is there a way that you can see any improvement there? I know that you said that the margins are probably going to be lower than your general margins but..?

Mendo Akdag:	They will be, I would say 25%, 30% range. I think I said 30 the last time, is what I would anticipate going forward.

Michael Kupinski:	And have you made any decisions in terms of the types of accessories that you might be offering? Or in terms of the number of skus that you might be offering going forward?

Mendo Akdag:

Yes we are researching them. I'm not going to disclose it right now. But we are researching to bring really the best products for our - for the consumer and guide the consumer really to the right products is our approach to get more revenue from our customer database.

Michael Kupinski:	Okay thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Edward Woo with Wedbush Securities. Your line is now open.

Edward Woo:	Yes I had a question about availability of products. Have you noticed any change in availability, particularly with some of your OTC products?

Mendo Akdag:	It was the availability on one of the brands was a little tighter than usual this year, and that’s probably due to more players entering the market.

Edward Woo:	And do you see any differences in regions of the country or in terms of, you know, availability of products within regions?

Exhibit 99.1 Page 5 of 9

Mendo Akdag:	I'm not going to comment on that as far as, you know, that gets into how we buy, and due to competitive reasons, I'm not going to comment on that.

Edward Woo:	Okay thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Mark Arnold with Piper Jaffray. Your line is now open.

Mark Arnold:

Good morning. I guess I wanted to get into talking a little bit about the, well the OTC business it sounds like it’s going to be under pressure for a while here both economic and competitive.  But can you talk a little bit more about the prescription business? You know, what can you guys do more specifically with your advertising to drive the prescription business?

Mendo Akdag:	Just advertise it more and communicate it more, so, which we are doing.

Mark Arnold:

Nothing more specifically there about using your customer database? I mean what - I guess I'm, you know, that seems to be an area that you guys have the ability to maybe differentiate over some of the array of providers.

Mendo Akdag:	Sure, you’re correct. I mean I'm not going to get into any specifics because there are a couple dozen copy cats that copy us. So it's...

Mark Arnold:

Okay then just as it relates to your cash balance and your share re-purchase activity, I mean you guys continue to, even with the weak results here in the quarter; your cash flows were really strong.  Your cash balance has grown quite significantly. How should we look at share re-purchase activity and kind of your plans for all that cash on your balance sheet?

Mendo Akdag:	We still have I think little over $9 million left on our share re-purchase plan. And as you know we are paying dividends. So expect cash to be used for dividends and share re-purchase plan.

Mark Arnold:	All right thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Eric Walania with William Blair. Your line is now open.

Eric Walania:	Good morning gentlemen.

Mendo Akdag:	Good morning.

Eric Walania:	Hi, my first question is just a housekeeping item. Bruce, Mendo had mentioned a tax impact in the P&L this quarter. Could you give us some color?

Exhibit 99.1 Page 6 of 9

Bruce Rosenbloom:

Right, our tax provision (effective rate) was 39.3% for the quarter compared to 36.2% for the same quarter last year. The percentage increase can be attributed to a one-time tax charge of approximately $280,000, as a result of a net operating loss carry forward reconcilement during the quarter.  So our estimated rate for fiscal 2011 is still at that 37% range. So nothing’s really changed from the guidance we gave back during - disclosed in the 10K. But this was a one-time charge. We do not expect anything - any other types of charges going forward except for normal tax temporary and permanent differences.

Eric Walania:	Got it, thanks Bruce.

Bruce Rosenbloom:	Sure.

Eric Walania:

My next question is related to the Bayer products that you guys have been purchasing directly. We've noticed this recently that when you go to your Website and you put in a competing competitor, a non-Bayer product into your cart and then you go to check out.  I see that you guys have added a screen where it prompts the customer to possibly save X dollars if they switch from the non-Bayer product to the Bayer product. And I just wanted to get a sense from you guys how successful that has been so far? And what kind of financial impact that has?

Obviously I would think if you’re prompting the customer to shift from a high priced non-Bayer product to a lower priced non- Bayer - Bayer product, you are - there’s going to be a revenue, a negative revenue impact to your P&L.  But I would think there’s a positive offset on the gross profit line. Could you talk a little bit about that, you know, how successful that initiative has been so far?

Mendo Akdag:

The - you’re correct. There’s a positive impact on the gross profit line. Although it hurts a little bit, your top line.  As far as success, if you see us continuing it that means it’s successful. If you don't, that means it’s not. So I'm going to leave it at that.

Eric Walania:	How long do you think you would have to let the initiative work in place before you know if it’s a success or not, the timeline?

Mendo Akdag:	We'll likely continue it. How is that?

Eric Walania:	Okay. Next question is related to the customer acquisition costs. Obviously it jumped up quite a bit this quarter.

Mendo Akdag:	Yes.

Eric Walania:	How high would you be willing to go? I mean you've historically been in the mid 30s. I believe this quarter was $40. I mean could - how high is too high?

Mendo Akdag:

We, I mean we have thresholds and we watch that. Obviously the average, you’re seeing the average which was $40. You’re not seeing the range. So I think probably the better way for me to explain it is what is the incremental cost of an additional customer, and that number is much higher than $40.

Eric Walania:	Okay and I'm assuming that’s been creeping up the last couple quarters? And are you anticipating that to continue creeping up?

Exhibit 99.1 Page 7 of 9

Mendo Akdag:	I mean we paid more for impressions. So that’s one of the reasons, obviously, it’s higher. We were not as efficient, which, we had less TV exposure. So those play a role.

So in the short-term it could. But in the long run it averages itself out.

Eric Walania:

Okay. My final question is related to purchasing; it looked like the quarter end inventory was down slightly year-over-year.  Can you maybe just comment a little bit about the ability to purchase? Your inventory being down year-over-year, is that more reflective of a conservative outlook in terms of the sales trend? Or are you just not seeing attractive purchasing opportunities in the market place?

Mendo Akdag:	The second one really. There was no attractive buying opportunities in the market place. That’s why the inventory is what it was.

Eric Walania:	Okay thank you very much.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is from Ross Taylor with CL King. Your line is now open.

Ross Taylor:

Hi, most of my questions have been answered. But, you know, maybe two or three left. I guess, you know, for the quarter, you know, how much impact from competition did you see from, you know, some of the traditional retailers like PetSmart getting more into this business, you know, versus some of the online retailers? Can you quantify that at all?

Mendo Akdag:

It’s very difficult. Unfortunately I cannot. I'm sure there’s some impact. But the trend is consumers giving greater consideration to price, and also using less, stretching the use of the preventatives and especially the OTC medications.  And also shifting to lower priced brands is, we think is impacting the whole market, not just us.

Ross Taylor:

Okay and related to that, I guess, you know, do you see the pricing or promotional environment, you know, getting, you know, any better in the near term? Or do you think it’s going to stay the way it has been?

Mendo Akdag:	In the short run I think it will stay the way it is. But it’s probably the reflection of the economy, and consumers are expecting more sales promotions, or requiring I should say.

Ross Taylor:	Okay and, you know, last question. I missed the number of shares you re-purchased in the quarter or the dollar amount. I wonder if you could repeat that please?

Mendo Akdag:	Sure, 38,000 shares were purchased at about $670,000.

Ross Taylor:	Okay, all right good. Thanks very much.

Mendo Akdag:	You’re welcome.

Exhibit 99.1 Page 8 of 9

Coordinator:	Thank you. As a reminder to ask a question please star 1 on your touchtone phone. Our next question is from Mitch Bartlett with Craig-Hallum. Your line is now open.

Mitch Bartlett:

I wonder if you could kind of inform us on how important flea and tick, a healthy flea and tick business is to driving healthy prescription sales? Do they stand alone or are they intermixed? Is it important to have healthy flea and tick to drive prescription?

Mendo Akdag:	I don't think so. I don't think it’s required. But it’s, historically been easier to acquire a customer with the flea and tick preventative. But it’s not required.

Mitch Bartlett:	Okay and then maybe an update on generics in the flea and tick category?

Mendo Akdag:

The patent is expiring in August, so in a month. And I'm pretty sure we'll see some generics for Frontline Top Spot, which is a prior generation, it’s not a Frontline Plus. But you will see some generics for Frontline Top Spot in the market soon.

Mitch Bartlett:	Will you be carrying those?

Mendo Akdag:	Likely yes.

Mitch Bartlett:	And then what kind of price discount does that come at?

Mendo Akdag:	Don't know yet. So we'll see how the market treats it.

Mitch Bartlett:	Great thank you.

Mendo Akdag:	There will be some obviously, discount from the brands.

Coordinator:	Thank you. This does conclude the question and answer session. I would now like to turn the call back over to Mr. Mendo Akdag, thank you sir.

Mendo Akdag:

Thank you. Our focus in fiscal 2011 is 1, conversion optimization and 2, expanding our product offerings to pet supplies.  This wraps up today’s conference call. Thank you for joining us. Wendy, this ends the conference call.

Exhibit 99.1 Page 9 of 9